Exhibit 10.1

CAPITAL STOCK PURCHASE AGREEMENT

CAPITAL STOCK PURCHASE AGREEMENT, dated August 9th, 2004, by and among DON R. LOGAN, SR., an individual (“D. Logan”); and BARRIE LOGAN, an individual (“B. Logan”); both collectively and currently residing at 7223 El Fuerte, Carlsbad, Ca. 92009. and BAD TOYS, INC., a Nevada corporation maintaining businesses offices at 2344 Woodbridge Avenue, Kingsport, Tennessee 37664 (the “Purchaser”). D. Logan and B. Logan are referred to herein collectively as “Seller”.

BACKGROUND INFORMATION

This Agreement sets forth the terms and conditions upon which the Purchaser is acquiring from the Seller and the Seller is selling and delivering to the Purchaser, free and clear of all liabilities, obligations, claims, liens and encumbrances, an aggregate of 19,990,000 issued and outstanding shares of the common capital stock, $.001 par value per share (the “Shares”), of American Eagle Manufacturing Co., a Nevada corporation maintaining manufacturing and administrative offices at 2052 Corte Del Nogal, Carlsbad, California 92009 (the “Company”). In consideration of the mutual agreements contained herein, the parties agree as follows:

OPERATIVE PROVISIONS

ARTICLE 1

PURCHASE AND SALE OF SHARES

1.1 Shares to be Sold: Subject to the terms and conditions of this Agreement, at the Closing referred to in Section 1.5 hereof, the Seller shall sell and deliver to the Purchaser good, valid and marketable title to the Shares, free and clear of all liabilities, obligations, claims, liens and encumbrances, by delivering to the Purchaser one or more stock certificates representing the Shares, duly endorsed in blank or accompanied by one or more stock powers duly endorsed in blank, in form for transfer satisfactory to counsel for the Purchaser.

1.2 Purchase Price of the Shares: The gross purchase price to be paid by the Purchaser to the Seller for the Shares shall be $4,250,000 (the “Purchase Price”); provided, however, that the Purchase Price may be reduced as provided in Section 1.4 below. Purchaser shall pay $3,000,000 of the Purchase Price in cash, as set forth in Section 1.3 below, and the balance of the Purchase Price shall be paid by Purchaser’s issuance to Seller of 250,000 shares of Purchaser’s restricted common stock (“Purchaser’s Common Stock”); provided, however, in accordance with the terms and conditions set forth in the Registration Rights Agreement in the form of Exhibit A attached hereto (the “Registration Rights Agreement”), Purchaser shall guarantee that Seller shall receive no less than $5.00 per share of Purchaser’s Common Stock upon resale.

1.3 Payment of Purchase Price: Subject to the terms and conditions of this Agreement, in reliance on the representations, warranties and agreements of the Seller contained herein, and in consideration of the sale and delivery of the Shares, the Purchaser shall pay the Purchase Price in the following manner:

(a) At the Closing the Purchaser shall deliver to the Seller one or more stock certificates representing Purchaser’s Common Stock and shall make an initial payment to Seller of $1,000,000 in cash in the form of a bank check, made payable to Seller, or by way of funds wired to a designated bank account of Seller.

(b) The remaining $2,000,000 of the Purchase Price shall be paid by Purchaser to Seller in cash in the form of a bank check, made payable to Seller, or by way of funds wired to the account designated by Seller in four installments of $500,000 each on the following dates:

(i) No later than six months from the Closing Date;

(ii) Twelve months after the Closing Date;

(iii) Eighteen months after the Closing Date; and

(iv) Twenty-four months after the Closing Date.

The Purchaser shall accelerate the timing of the above installment payments, if Purchaser’s securities become listed on AMEX and Purchaser receives debt or equity financing that is in an amount between $2,500,000 and $10,000,000, as follows. If Purchaser receives an amount equal to $2,500,000 but less than $5,000,000, Purchaser shall accelerate 50% of any remaining installment payments. If Purchaser receives an amount equal to $5,000,000 but less than $10,000,000, Purchaser shall accelerate 75% of any remaining installment payments. Finally, if Purchaser receives an amount equal to or in excess of $10,000,000, Purchaser shall accelerate all remaining installment payments. The amount of debt or equity financing under this paragraph shall be determined based on the actual amount funded and received by Purchaser from the lender or investor, as applicable.

1.4 Adjustment to Purchase Price:

(a) The Purchase Price shall be decreased on a dollar-for-dollar basis by the amount by which the Closing Net Assets (as defined below) are less than Two Million Four Hundred Fourteen Thousand Eight Hundred Thirty-Nine and No/100 Dollars ($2,414,839.00) on the Closing Date (the “Adjustment”); provided, there shall not be an increase in the Purchase Price in the event the Closing Net Assets exceed the amount specified above. The term “Closing Net

Assets” means, as any date of determination, the total assets of the Company (on a consolidated basis) minus the total liabilities of the Company, each prepared on a consolidated basis, excluding from such calculation (i) deferred tax assets and tax liabilities, (ii) current tax receivables and payables, and (iii) interests in intangible property, including goodwill. The Closing Net Assets shall be determined in compliance with the United States Generally Accepted Accounting Principles (“GAAP”).

(b) No less than three and no more than five days prior to the Closing Date (as defined below), Seller shall deliver to Purchaser a balance sheet prepared in accordance with GAAP, setting forth the Closing Net Assets as of the Closing Date; provided, Seller shall estimate anticipated changes to the Closing Net Assets between the date of delivery and the Closing Date. Purchaser shall have 30 days from the Closing Date (the “Review Period”) to review the Closing Net Assets. In connection with such review, Seller shall grant Purchaser reasonable access to its records relating to the Company and auditor’s work papers, if any. If Purchaser disagrees with the Closing Net Assets, Purchaser may, on or prior to the last day of the Review Period, deliver a notice to Seller setting forth, in reasonable detail, each disputed item or amount and the basis for Purchaser’s disagreement therewith, together with supporting calculations (the “Dispute Notice”). If a Dispute Notice is not received by Seller on or prior to the last day of the Review Period, the Closing Net Assets shall be deemed accepted by Purchaser. If Purchaser and Seller shall not have resolved all of the issues set forth in the Dispute Notice within 30 days after Seller’s receipt of the Dispute Notice, not more than five days thereafter, Purchaser and Seller shall jointly contact a nationally recognized accounting firm, not used by the Seller, Purchaser, or the Company during the preceding three year period, and shall retain such accounting firm to resolve the issues set forth in the Dispute Notice. The accountant’s determination shall be made within 30 days of submission of the items in dispute under the Dispute Notice, and shall set forth in a report (the “Adjustment Report”) the accountant’s determination with respect to each of the disputed items specified in the Dispute Notice, and the revisions, if any, to be made to the Closing Net Assets, together with supporting calculations. Purchaser shall pay one half, and Seller shall pay one half, of the fees and expenses of the accountant incurred in connection with the matters referenced in this Section. The Adjustment Report shall be final and binding upon Purchaser and Seller, and shall be deemed a final arbitration award that is enforceable pursuant to the terms of the Federal Arbitration Act, 9 U.S.C. §1 et seq.

(c) If an Adjustment occurs at or prior to the Closing, then (i) the $1 million cash payment made pursuant to Section 1.3(a) above shall be reduced by an amount equal to such Adjustment multiplied by 33 1/3%, and (ii) the aggregate installment payments of $2 million set forth in Section 1.3(b) above shall be reduced, pro rata, by an amount equal to such Adjustment multiplied by 66 2/3%. If an Adjustment occurs after the Closing due to the delivery of a Dispute Notice, then the Adjustment shall be applied pro rata to the remaining installment payments provided for in Section 1.3(b).

1.5 Closing: The closing of the sale and purchase of the Shares (the “Closing”) shall take place on July 9th, 2004, or at such other time as may be agreed to by the parties (the “Closing Date”). At the Closing, the Seller shall deliver to the Purchaser one or more certificates for the Shares, in negotiable form, together with a copy of the Company’s certificate of incorporation, certified by the Nevada Secretary of State, and the Company’s by-laws, certified by its secretary; and shall make available for review by the Purchaser and its representatives the Company’s minute book, stock transfer book or ledger, and any other Company records as the Purchaser may reasonably request. Following such delivery and review, the Purchaser shall deliver to the Seller that portion of the Purchase Price then due, and the Purchaser shall cause its stock transfer agent to issue the Purchaser Common Stock to the Seller; and the parties shall thereupon cause the Company’s stock transfer agent to cancel each certificate delivered to the Purchaser and to issue in the name of the Purchaser one or more substitute certificates evidencing its ownership of the Shares and register such issuance and ownership in the Company’s stock transfer records. Each party shall be responsible for all fees and costs incurred by him, her or it or on his, her or its behalf in connection with the negotiation of this Agreement and the Closing.

If at the Closing the Seller shall fail to tender the Shares, or if any of the conditions specified hereunder shall not have been fulfilled, the Purchaser shall, at its option, be relieved of its obligations under this Agreement without thereby waiving any rights it may have by reason of such failure or non-fulfillment. If at the Closing either party fails to close the transactions herein contemplated for any reason other than a default or breach occasioned by the other party under the terms hereof, the non-defaulting party may pursue any legal rights or remedies then available to him, her or it, expressly including the right to require the defaulting party’s specific performance of this Agreement.

At the Closing, the Seller shall deliver to the Purchaser all of the corporate records of the Company and each Subsidiary, including, but not limited to the original minutes, of all meetings of the board of directors and shareholders, written actions of the board of directors and shareholders, stock transfer records, transfer agent information and monthly transfer agent statements, and Edgar filing information such as the Company’s filer codes and password. Additionally, Seller shall provide a shareholders list from its transfer agent, dated as closely to the Closing date as possible and certified as accurate by the Seller.

1.6 Inspection. The Purchaser shall have a period commencing on the date of this agreement and terminating thirty (30) days from the date of this agreement (the “Inspection Period”), within which to perform physical, financial and market feasibility examination, inspections and studies. In the event that Purchaser is not satisfied, in its sole discretion, with the results of Purchaser’s inspections, examinations, investigations and studies, for any reason whatsoever, this may cause for an adjustment.

ARTICLE 2

RELATED TRANSACTIONS AND ADDITIONAL AGREEMENTS

2.1 Registration Rights Agreement: At the Closing, the Registration Rights Agreement shall be entered into between the Purchaser and the Seller, pursuant to which Purchaser shall grant to Seller “piggy-back” registration rights, such that if Purchaser, at any time after Purchaser’s Common Stock is issued to Seller, proposes to register any of its securities under the Securities Act of 1933, as amended (the “Securities Act”) (except registrations by way of Commission Forms S-4 or S-8, or any successor thereto, or to qualify such securities under the securities laws of any state or register its securities in connection with any warrant, option or employee benefit plan, or to register securities pursuant to that certain Standby Equity Distribution Agreement dated June 2nd., 2004 between the Purchaser and Cornell Capital Partners, L.P.), Purchaser shall give prompt written notice thereof to the Seller and, if the Seller shall so request in writing after receipt of any such notice, the Purchaser shall exercise all reasonable efforts to include among securities which it then endeavors to make the subject of a registration statement to be filed under the Securities Act Purchaser’s Common Stock.

2.2 Board Representation: At the Closing, the Seller and the Purchaser shall cause a special meeting of the Board of Directors of the Company to be called at which Don R. Logan and Barrie Logan shall resign as members of the Board of Directors and shall elect Larry N. Lunan, Roger Warren and Clinton Hubbard as members of the Company’s Board of Directors until the next annual meeting of the shareholders. The Company, the Seller and the Purchaser will comply with Rule 14f-1 of the Securities Exchange Act of 1934, as amended, in connection with such resignations.

2.3 Non-Competition Agreement: At the Closing, a non-competition agreement in the form of Exhibit “B” hereto (the “Non-Competition Agreement”) shall be entered into by Don R. Logan, Sr. and Barrie Logan; provided, that Seller, upon entering into a mutually acceptable agreement with the Purchaser, shall have the right to open and operate an Motorcycle Dealership in the North County region of San Diego, California, subject to any exclusive dealership rights already in existence between the Company and a third party.

2.4 Assignment of Lease Agreement: If consent is required, at the Closing, the Seller shall deliver a fully executed assignment and estoppel agreement with regard to the assignment of the leased real property located at 2052 Corte Del Nogal, Carlsbad, California 92009.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF SELLER

The Seller, jointly and severally, represents, warrants and agrees as follows:

3.1 Organization and Standing of the Company: The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, American Eagle Corp. (“AE”) is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, and American Eagle Motorcycles Co. (“AEM”) is a corporation duly organized, validly existing and in good standing under the laws of the State of California. AEM and AEM are sometimes hereinafter referred to as the “Subsidiaries.” The Company and each of the Subsidiaries have all requisite corporate power and authority to own and operate its properties and to carry on its business as now conducted and as proposed to be conducted.

The Company has furnished to the Purchaser complete and correct copies of its Certificate of Incorporation and By-Laws as presently in effect of the Company and each Subsidiary. The Company and each Subsidiary is duly qualified to transact business as a foreign corporation in the State of California, no other state qualification being necessary to carry on the present operations of the Company or any Subsidiary. The Company and each Subsidiary is good standing in the State of California, the only state in which such qualification is necessary.

3.2 Capitalization: The authorized capital stock of American Eagle Manufacturing Company, Inc. consists of 200,000,000 shares of common stock, $.001 par value approximately 27,600,000 shares were issued and outstanding, of which 19,990,000 are registered in the name of the Seller and are free and clear of any liabilities, obligations, claims, liens or encumbrances. The Company owns 100% of its wholly owned subsidiary American Eagle Motorcycle, which consists of 50,000 shares of common stock, $.000 par value. The company also owns 100% of its Fun karts Division. The Company and each Subsidiary hold no shares of its capital stock in its treasury and all outstanding shares of capital stock have been duly authorized and validly issued and are fully paid and non-assessable. There are no outstanding rights, options, warrants, conversion privileges or agreements of any kind for the purchase or acquisition from, or the sale or issuance by, the Company or any Subsidiary of any shares of its capital stock and no authorization therefor has been given, except as set forth in Schedule 3.2 hereto.

3.3 Authorization: When executed and delivered by the Seller, this Agreement, the Registration Rights Agreement and the Non-Competition Agreement shall constitute the valid and binding obligations of the Seller, enforceable in accordance with their terms.

3.4 Subsidiaries: Except as disclosed in Schedule 3.4 hereto, the Company does not control (as such term is defined in §368(c) of the Internal Revenue Code of l986, as amended), directly or indirectly, any other corporation, association or other business entity, nor does it have any direct or indirect interest therein. Neither the Seller nor any affiliate of the Seller has any direct or indirect interest in any other business entity which is involved or competes with or conducts any business similar to any business conducted by the Company. The Seller has no interest, direct or indirect, in any property used by, or relating to the business of, the Company, except through the ownership of the Company capital stock.

3.5 Consent: No consent, approval or authorization of or registration, qualification, designation, declaration or filing with any governmental authority or private person or entity on the part of the Seller or the Company or any Subsidiary is required in connection with the execution and delivery of this Agreement or the consummation of any other transaction contemplated hereby, except as shall have been duly taken or effected prior to the Closing.

3.6 Title to Shares: The Seller has good and marketable title to the Shares, free and clear of all liens, claims, encumbrances and restrictions, legal or equitable, of every kind, except for certain restrictions on transfer imposed by federal and state securities laws. The Seller has full and unrestricted legal right, power and authority to sell, assign and transfer his, her or its Shares to Purchaser without obtaining the consent or approval of any other person or governmental authority, and the delivery of the Shares to Purchaser pursuant to this Agreement will transfer valid title thereto, free and clear of all liens, encumbrances, claims and restrictions of every kind, except for certain restrictions on transferability imposed by federal and state securities laws. The execution of this Agreement and the consummation of the transactions contemplated hereby will not constitute a default under any provision of any agreement by which Seller is bound.

3.7 Financial Statements: The Company has furnished the Purchaser with its consolidated unaudited financial statements for the twelve month period ended December 31, 2003 consisting of the consolidated balance sheet for the twelve month period ended December 31, 2003 and consolidated balance sheets for the three month period ended March 31, 2004, and related consolidated statements of income or loss for such periods then ended (the “Financial Statements”). All Financial Statements reflect all known liabilities, include all contingent liabilities as of the respective dates thereof, are correct and fairly present the financial position of the Company as of the dates indicated and the result of operations for the periods indicated, and have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved.

3.8 Undisclosed Liabilities: Except as and to the extent reflected or reserved against in the Financial Statements, or otherwise fully disclosed in Schedule 3.8 hereto, and except for liabilities occurring in the ordinary course of business, the Company and each Subsidiary have no liabilities or obligations of any nature, whether absolute, accrued, contingent or otherwise and whether due or to become due, including, without limitation, any liabilities for federal or state taxes in respect of or measured by the income of the Company (on a consolidated basis). The Seller does not know or have any reasonable grounds to know of any basis for the assertion against the Company or any Subsidiary since March 31, 2004 of any liability, obligation or claim not fully reflected or reserved against in the Financial Statements or fully disclosed in Schedule 3.8 hereto.

3.9 Changes: Since June 30th, 2004, except as disclosed in Schedule 3.9 hereto:

(a) there have been no changes in the assets, liabilities, financial condition, business, operations, affairs or prospects of the Company or Subsidiaries, except changes reflected in the Financial Statements or occurring in the ordinary course of business which have not been, either in any case or in the aggregate, materially adverse;

(b) neither the business, operations, affairs or prospects of the Company or Subsidiaries, nor any of its properties or assets, has been materially adversely affected by any occurrence or development, whether or not insured against;

(c) there have been no declarations or payments of any dividends or other distributions in respect of, or any direct or indirect retirement, redemption, purchase or other acquisition of, any shares of capital stock of the Company or Subsidiaries, except for secondary market trades of capital stock of the Company; and

(d) The Company or Subsidiaries have not obligated itself in any way with respect to the payment of employee bonuses or increased compensation or the providing of any other compensatory arrangement, whether current or deferred, and whether payable in cash or other consideration; nor obligated itself to make further additions to its business properties or further purchases of additional equipment, except in the ordinary course of business or under existing contractual commitments the terms of which have been disclosed to the Purchaser in Schedule 3.9 hereto; nor made any loans or other advances, not in exchange for consideration having an equivalent value, to any of its officers, directors or shareholders; nor incurred or cancelled any indebtedness, encumbered any of its properties or assets, or engaged in any material transaction not in the ordinary course of its business.

3.10 Litigation: Except as disclosed in Schedule 3.10 hereto, there is no action, proceeding or investigation pending or threatened at the present time, or, to the knowledge of the Seller, any potential action, proceeding or investigation which, either in any case or in the aggregate, might result in any material adverse change in the assets, business, operations or prospects of the Company or any Subsidiary, or in any material impairment of the right or ability of the Company or any Subsidiary to carry on its business substantially as now conducted or as proposed to be conducted, or in any material liability on the part of the Company or any Subsidiary, or which questions the validity of this Agreement or of any action taken or to be taken in connection with the transactions contemplated hereby; and no such action, proceeding or investigation has been pending during the two year period preceding the date of this Agreement.

3.11 Compliance with Other Instruments: Neither the Company nor any Subsidiary is in violation of any term of its Certificate of Incorporation or By-Laws, or of any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to it, and the execution, delivery and performance of this Agreement will not result in any such violation or be in conflict with or constitute a default under any such term. To the best of the Seller’s knowledge, there is no such term which materially adversely affects or will materially adversely affect the business, operations, affairs, prospects or condition of the Company or any Subsidiary or its properties or assets.

3.12 Material Contracts: Schedule 3.12 hereto correctly sets forth a brief identification of all contracts or agreements to which the Company or any Subsidiary is a party, including, but not limited to, (a) all agreements which obligate the Company or any Subsidiary to perform, provide or purchase goods or services during a period in excess of six (6) months or which have an individual value of more than Five Thousand Dollars ($5,000.00); (b) all contracts for the future purchase of fixed assets; (c) all contracts for the employment of any officer, individual employee or other person on a full-time or consulting basis; (d) all bonus, pension, profit sharing, retirement, stock purchase, stock option or similar plans, contracts or understandings, in effect with respect to its employees, the employees of others or independent contractors; (e) all agreements or indentures relating to the borrowing of money or to the mortgaging, pledging or otherwise placing a lien on any assets of the Company or any Subsidiary; (f) all guarantees of any obligation for borrowed money or otherwise, other than endorsements made for collection or deposit in the ordinary course of business; (g) all agreements or commitments concerning the issuance of capital stock or other securities by the Company or any Subsidiary; (h) all distributor, supplier, or dealership agreements; and (i) all other contracts not made in the ordinary course of business; and the Company and each Subsidiary has furnished the Purchaser with complete and correct copies of all such contracts.

3.13 Insurance: A listing of all policies of insurance presently in force and maintained by the Company or any Subsidiary, including the name of each insuror, the type of liability insured against, the periodic premium cost, date of last payment, expiration date and monetary amount of coverage provided is separately set forth in Schedule 3.13 hereto. The Seller has no knowledge which would indicate that the assets or operations of the Company or any Subsidiary are not adequately insured. The Company and each Subsidiary have never been refused any insurance for which it has applied, nor has its coverage been limited.

3.14 Title to Properties, Accounts Receivable: The Company and each Subsidiary own outright its properties and assets, subject to no liens, mortgages, security interests, pledges, encumbrances or charges of any kind except as disclosed in Schedule 3.14 hereto and liens for current taxes and assessments not yet due. All leases pursuant to which the Company or any Subsidiary leases real or personal property are in good standing and are valid and effective in accordance with their respective terms and there exists no known default or other occurrence or condition which would result in a default or termination thereof, and a list of all material leases (involving future payments during a term certain of more than ONE THOUSAND DOLLARS ($l,000)) is set forth in Schedule 3.14 hereto. All accounts receivable shown in the financial records of the Company and each Subsidiary are current and collectible, net of any reserve reflected in the Financial Statements, are not contingent upon the performance by the holder of any material obligations or contracts, and are subject to no known material counterclaims or setoffs.

3.15 Taxes: The Company and each Subsidiary have filed all federal, state and other tax returns which are required to be filed and has paid all taxes which have become due and payable. Any provision for taxes made on the Financial Statements shall be sufficient for the payment of accrued and unpaid taxes with respect to the period then ended and all prior periods. No federal or state income tax return filed by the Company or any Subsidiary has been audited for any period, or if audited has resulted in a determination by the taxing authority that a material tax deficiency existed. The Company or any Subsidiary have not waived any statute of limitation applicable to any tax return heretofore filed, nor agreed to an extension of time with respect to any tax assessment.

3.16 Employees: The list attached hereto as Schedule 3.16 constitutes a correct identification of all individuals in the employ of the Company or any Subsidiary as of the date of this Agreement, their current periodic compensation, and any extraordinary compensation due them for work performed prior to such date as well as any severance payments owed to any current or former employee of the Company or any Subsidiary. Also set forth on Schedule 3.16 is a list of all oral and written agreements between the Company and each Subsidiary and any employee, independent contractor or service provider of the Company or any Subsidiary. None of such employees are currently unionized, and except as disclosed in Schedule 3.16, the Company and each Subsidiary have engaged in no discussions with respect to the establishment by any of its employees of a collective bargaining unit or to the execution of a collective bargaining agreement; no election with respect to the unionization of any group of the employees has taken place, and there are not currently, nor have their been in the past, any such discussions or elections threatened, or, to the knowledge of the Seller, contemplated; the Company and each Subsidiary are in compliance with all Federal, state and local laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and is not engaged in any unfair labor practice; there is no unfair labor practice complaint against the Company or any Subsidiary pending before the National Labor Relations Board; and the Company’s and Subsidiaries’ labor relations with its employment force are, to the Seller’s best knowledge and belief, excellent.

3.17 Conformity with Governmental Regulations: All operations of the Company and each Subsidiary conform to the requirements of all applicable laws, rules, orders, ordinances, decrees and regulations of all governmental regulatory agencies, whether national, state or local, having jurisdiction thereover, and no material claim alleging nonconformity or noncompliance with respect to such matters has been made or threatened against the Company or any Subsidiary, or, within the knowledge of the Seller, may in the foreseeable future be made by any such agency.

3.18 Patents and Trademarks: Except as disclosed in Schedule 3.18 hereto, the Company and each Subsidiary own no patents, trademarks, service marks, trade names, copyrights or applications for any of the foregoing. Any items described in such schedule and the use thereof by the Company or any Subsidiary do not infringe on any patents, trade names, trademarks, copyrights, or any other rights of any person. No products manufactured or sold by the Company or any Subsidiary, nor any patents, formulae, processes, knowhow, trade secrets, trademarks, trade names, assumed names, copyrights or designations used in its business, infringe on any patents, trademarks, trade names, copyrights or any other rights, of any person. The Company and each Subsidiary has the sole and exclusive right to produce and distribute its existing products under any name(s) set forth in such schedule, and the Seller has no knowledge of or any reason to believe that there is any claim of a third party to the use of any such name or any similar name, or that there is any basis for any such claim.

3.19 Inventories: All inventories held by the Company for sale to its customers in the ordinary course of business are merchantable and not subject to any security agreements or other liens or encumbrances. All inventory reflected in the Company’s Financial Statements is recorded at the lower of cost on the realizable market value. All inventory is recorded on the Financial Statements on a first-in, first-out basis (FIFO). The present quantity of all inventory of the Company is reasonable and warranted under the present circumstances of the Company’s business.

3.20 Orders, Commitments and Returns: As of the date hereof, the aggregate of all contracts or legally binding commitments for the Company’s purchase of raw materials and other supplies does not exceed $0.00, all of which orders, contracts and commitments were made in the ordinary course of business. There are no claims to return in excess of an aggregate of $1,000.00 of products sold by the Company by reason of alleged overshipments, below standard products or otherwise, or of supplies in the hands of customers of the Company under an understanding that such products would be returnable.

3.21 Customers and Suppliers: Set forth in Schedule 3.21 hereto is a complete and accurate list of the names and addresses of all persons to whom the Company has sold more than five percent of its products to during the last 12 months, and all persons from whom the Company has purchased more than $10,000 in purchase value of raw materials or other supplies since the same date. Except as set forth on Schedule 3.21., The Seller has no present reason to believe that any such suppliers or customers set forth on Schedule 3.21, or any distributor or dealer, is not likely to continue to maintain its relationship with the Company.

3.22 Assets Necessary to Business: The Company presently owns all property and assets, real, personal and mixed, tangible and intangible, and all leases, licenses and other agreements, necessary to permit it, upon the consummation of the transactions contemplated hereby, to carry on its business as presently conducted, subject to continuous availability of raw materials.

3.23 Employee Benefit Plans: All employee benefit plans of the Company or any Subsidiary (the “Plans”) comply in all material respects with all applicable laws, and regulations. Except as set forth on Schedule 3.23 hereto, the Company and Subsidiaries have no employee pension benefit plans (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), no employee welfare benefit plan (as defined in Section 3(1) of ERISA) and no nonqualified employee benefit plan, program or fringe benefit covering any employee of the Business. There are no multi-employer plans covering any employee of the Business and there is no current multi-employer plan withdrawal liability with respect to such employees. All reports, notices, statements and returns required by ERISA have been timely filed with or furnished to the person or entity entitled to same and all insurance required by that law is in force and effect. The Plans have not been operated in a manner which would result in liability to the Company. The Company has no liability for benefits payable under the Plans to employees of the Company or any Subsidiary and will not become liable for any additional contributions to, under or in connection with the Plans as they relate to former employees.

3.24 Bank Accounts: Schedule 3.24 hereto contains a complete and correct list of the name of each bank in which the Company or any Subsidiary maintains a cash account or safe deposit box, together with the identifying number of each such account or box and the name of each person authorized to draw thereon or have access thereto; and separately the name of each person, if any, holding a power of attorney issued by the Company or any Subsidiary and a summary statement of the terms thereof.

3.25 Licenses: Schedule 3.25 hereto contains a complete and correct list of all material licenses, permits or governmental approvals to operate the business. The Seller has timely obtained, and maintains in current condition, all required licenses, permits, and approvals to operate the business of the Company and any Subsidiary and operates such business and markets its products in accordance with all required governmental licensing laws and regulations.

3.26 Disclosure: Neither this Agreement, the Financial Statements, nor any other document, certificate or statement furnished to the Purchaser by or on behalf of the Company, the Subsidiaries or the Seller in connection with the transactions contemplated hereby contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading; and there is no fact which materially adversely affects, or in the future may (so far as the Seller can now reasonably foresee) materially adversely affect the assets, business, operations or prospects of the Company or any Subsidiary which has not been set forth herein or in a schedule or statement furnished to the Purchaser.

ARTICLE 4

REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE PURCHASER

The Purchaser represents and warrants to, and covenants with, the Seller as follows:

4.1 Authorization: When executed and delivered by the Purchaser, this Agreement and the Registration Rights Agreement shall constitute the valid and binding obligations of the Purchaser enforceable in accordance with their terms.

4.2 No Contractual Violation: Neither the execution, delivery nor performance of this Agreement by the Purchaser, including the consummation by the Purchaser of the transactions contemplated hereby, will constitute a violation of or a default under, or conflict with, any term or provision of the any contract, commitment, indenture or other agreement, or of any other private restriction of any kind, to which the Purchaser is a party or by which it is otherwise bound.

4.3 Consent: No consent, approval, or authorization of or registration, qualification, designation, declaration or filing with any governmental authority or private person or entity on the part of the Purchaser is required in connection with the execution and delivery of this Agreement or the consummation of any other transaction contemplated hereby except certain disclosure filing requirements pursuant to the Securities Exchange Act of 1934, as amended.

ARTICLE 5

ADDITIONAL AGREEMENTS AND COVENANTS

The parties further agree and covenant as follows:

5.1 Investigations of the Company: Prior to the Closing, the Purchaser may, individually or through its authorized representatives, make such investigation of the properties and plant of the Company (and Subsidiaries) and of its financial condition as it deems appropriate, and in connection therewith shall have full access, from and after the date hereof, to the properties, books and records of the Company (and Subsidiaries) during normal business hours. The Seller covenants that it will cause the officers of the Company (and Subsidiaries) to furnish to the Purchaser and its representatives such financial and operating data and other information as to its business and properties as they may from time to time reasonably request; and acknowledges that the Purchaser’s investigations shall be independent of and in addition to the representations and warranties of the Seller hereinabove set forth and that the Purchaser shall continue to have the absolute right to rely upon the accuracy and completeness of those representations and warranties as of the date of execution of this Agreement, at the Closing of the transactions herein contemplated, and thereafter.

5.2 Delivery of Additional Instruments on Request: Each party agrees to execute and deliver or cause to be executed and delivered at the Closing, and at such other times and places as shall be reasonably agreed to, such additional instruments as the other party may reasonably request for the purpose of fully effecting the transactions herein contemplated.

5.3 Preservation of Organization: The Seller shall use his, her or its best efforts to preserve the business organization of the Company (and Subsidiaries) intact and to persuade all employees of the Company (and Subsidiaries) to remain in its employment after the Closing; provided that nothing herein contained shall be deemed to constitute an obligation of the Seller, Purchaser or the Company (and Subsidiaries) to continue the employment of any such employee. The Seller shall also use his, her or its best efforts to retain, preserve and maintain the business relations of the Company (and Subsidiaries) with its suppliers, customers and others having business relationships with it.

5.4 Agreements as to Conditions: Each party agrees to use his, her or its best efforts to satisfy each and every of the conditions set forth in Sections 6. and 7., respectively, of this Agreement.

5.5 Restrictions on Operation: Pending the closing of the transactions contemplated by this Agreement, the Seller covenants that the Seller will cause the Company (and Subsidiaries) to conduct its business only in the ordinary course; make no change in its Certificate of Incorporation or By-Laws; neither declare nor pay any dividend nor make any other distribution or payment in respect of its issued and outstanding shares of capital stock, nor redeem, purchase or otherwise acquire any of such shares; make no loan to any officer, director or shareholder of the Company (and Subsidiaries); refrain from increasing any compensation payable to any employee, agent or representative of the Company (and Subsidiaries); and enter into no contract or commitment extending beyond the Closing except as normally required in connection with the ordinary conduct of its business affairs.

5.6 Brokerage Fee: Any and all commissions or fees due to third party brokers or consultants that have assisted in the introduction and structuring of this transaction, including any and all commission due to Pacific Coast Capital Advisors which is 10% of the total cash payment due to Seller, will be paid by Seller out of the purchase proceeds from Purchaser. The fee due and owing to will be deducted out of the cash proceeds each time a cash amount is paid to the Seller by Purchaser. Seller agrees to indemnify and hold harmless Purchaser from and against any and all claims, losses, liabilities or expenses which may be asserted against or suffered by Purchaser, or by the Company (and Subsidiaries), as a result of any broker, finder or other person claiming any fee or commission by reason of services rendered or alleged to have been rendered with respect to the introduction and structuring of the this transaction.

5.7 Severance: If the Closing occurs, and Purchaser elects not to hire Rick Jackson, Cindy Bullock and/ or Greg Logan, then Purchaser agrees to cause the Company to pay severance payments equal to two months base salary for each such person not hired (including, in each instance, accrued vacation) ; provided, however, in no event shall the total severance payments required to be paid under this Section 5.7 exceed (a) an aggregate of $25,000 (assuming all three persons are terminated) for base salary.

ARTICLE 6

CONDITIONS TO CLOSING BY THE PURCHASER

The obligation of the Purchaser to consummate the transactions herein contemplated is subject to the satisfaction on or prior to the Closing Date of each of the following conditions, and if the Purchaser shall not consummate such transactions by reason of the failure of any of such conditions to be met as herein provided, the Purchaser shall have no liability to the Seller:

6.1 Opinion of the Seller’s Counsel: the Purchaser shall have received from counsel for the Seller, an opinion in the form of Exhibit D attached hereto.

6.2 Corporate Action, Good Standing and Certificates: The Purchaser shall have received: (i) a copy of the Certificate of Incorporation and By-Laws of the Company, such certificate to be certified by the Nevada Secretary of State and the By-Laws by the Secretary of the Company; and (ii) certificates from the appropriate officials in Nevada and California as to the tax status and good standing of the Company.

6.3 Truthfulness of Representations and Warranties: Each of the representations and warranties of the Seller contained in the Agreement shall be true and correct as of the Closing with the same effect as though such representations and warranties had been made on and as of such date. Each such representation and warranty shall survive the consummation of the transactions contemplated by this Agreement and shall remain in full force and effect thereafter.

6.4 Performance: Each of the agreements of the Seller to be performed or complied with at or before the Closing pursuant to the terms hereof shall have been duly performed or complied with.

6.5 Consents: All consents to the consummation of the transactions contemplated herein which are required in order to prevent a breach of, or a default under, the terms of any agreement to which any of the Seller or the Company or any Subsidiary is a party or is bound shall have been obtained.

6.6 No Litigation Threatened: No action or proceeding shall have been instituted or, to the knowledge of the Seller, shall have been threatened before a court or other governmental body or by any public authority to restrain or prohibit the transactions contemplated herein. No governmental agency or body shall have taken any other action or made any request of the Purchaser or the Seller as a result of which the Purchaser deems it inadvisable to proceed with the transaction.

6.7 No Adverse Changes: Since June 30, 2004 (the date of execution of this Agreement), no material adverse change in the financial condition or business of the Company (and Subsidiaries) shall have occurred and the Company (and Subsidiaries) shall not have suffered any material loss or damage to any of its properties or assets, whether or not covered by insurance which change, loss or damage does or will materially affect or impair the ability of the Company (and Subsidiaries) to conduct its business in the manner theretofore conducted.

6.8 Seller shall have delivered the Non-Competition Agreement and Registration Rights Agreement.

ARTICLE 7

CONDITIONS TO CLOSING BY THE SELLER

The obligation of the Seller to consummate the transactions herein contemplated shall be subject to the satisfaction of the Seller on or prior to the Closing of each of the following conditions, and if the Seller shall not consummate such transactions by reason of the failure of any of such conditions to be met as herein provided, the Seller shall have no liability to the Purchaser:

7.1 Truthfulness of Representations and Warranties: Each of the representations and warranties of the Purchaser contained in this Agreement shall be true and correct to the best knowledge of the Purchaser as of the Closing with the same effect as though such representations and warranties had been made on and as of such date. Each such representation and warranty shall survive the consummation of the transactions contemplated by this Agreement and shall remain in full force and effect thereafter.

7.2 Performance: Each of the agreements of the Purchaser to be performed or complied with on or before the Closing pursuant to the terms hereof shall have been duly performed and complied with.

7.3 No Litigation Threatened: No action or proceeding shall have been instituted or, to the knowledge of the Purchaser, shall have been threatened before a court or other governmental body or by any public authority to restrain or prohibit the transactions contemplated herein. No governmental agency or body shall have taken any other action or made any request of the Seller or Purchaser as a result of which the Seller deems it inadvisable to proceed with the transaction.

ARTICLE 8

SURVIVAL OF REPRESENTATIONS;

INDEMNIFICATION AND SETOFF

8.1 Survival of Representations: Each representation, warranty, covenant and agreement made by any party within this Agreement or pursuant hereto shall survive the date of Closing and any investigation at any time made by or on behalf of another party. All statements contained within Articles 3 and 4 above, and in any certificate, schedule, list and other document described pursuant hereto or in connection with the transactions contemplated hereby shall be deemed representations and warranties within the meaning of this Section.

8.2 Indemnification: The Seller shall indemnify and hold harmless the Purchaser and the Company (and Subsidiaries) at all times from and after the date of this Agreement against and in respect of all demands, claims, actions, liabilities, damages, losses, judgments, assessments, costs and expenses (including without limitation interest, penalties and attorney fees) asserted against, resulting to, imposed upon or incurred by the Purchaser or the Company (and Subsidiaries), directly or indirectly, and arising out of or resulting from:

(a) all liabilities of the Company (and Subsidiaries) of any nature, whether accrued, absolute, contingent or otherwise, other than as disclosed in the Financial Statements or in a schedule appended hereto, existing on the date of the Closing (including, without limitation, any tax liabilities accrued in respect of or measured by the Company (and Subsidiaries)’s income for any period prior to the date of the Closing) or arising out of transactions entered into or facts or circumstances existing prior to that date; or

(b) a breach of any representation, warranty, covenant or agreement made or to be performed by the Seller under this Agreement (individually a “Claim” and collectively the “Claims”).

8.3 Notification: The Purchaser shall, upon becoming aware or being put on notice of the existence of a Claim with respect to which it and/or the Company may be entitled to indemnification pursuant to this Article 8, promptly notify the Seller in writing of such matter. If through any fault of the Purchaser, the Seller does not receive notice of any Claim with respect to which the Purchaser and/or the Company may be entitled to indemnification hereunder in time to contest, the Seller shall not be obligated to indemnify the Purchaser and/or the Company with respect thereto; provided that the Purchaser shall be deemed to have notified the Seller by giving written notice of any such Claim to the Seller in the manner provided in Section 9.1 hereto.

8.4 Settlement and Defense of Claims: Except as hereinafter provided, upon receiving notice thereof in accordance with the provisions of Section 8.3 hereof, the Seller shall have the right to settle at Seller’s own cost and expense all Claims which are susceptible of being settled or defended, and to defend, through counsel of their own choosing and at their own cost and expense, any third party action which may be brought in connection therewith; provided, that the Seller shall be required to keep the Purchaser and the Company fully and currently informed of all settlement negotiations and of the progress of any litigation; and provided further that the Purchaser shall have the right to fully participate in the defense or settlement of any Claim at its own expense.

8.5 Cooperation of Indemnitee: The Purchaser shall permit the Seller access to the books and records of the Company (and Subsidiaries) and its successors or assigns, and otherwise shall cooperate and shall cause the Company (and Subsidiaries) to cooperate with the Seller in connection with the settlement or defense of any Claim. In addition, except as hereinafter provided, neither the Purchaser nor the Company (and Subsidiaries) or its successors or assigns shall pay or voluntarily permit the determination of any Claim while the Seller is negotiating the settlement thereof or litigating the Claim, except with the prior written consent of the Seller.

8.6 Assumption by Indemnitee: Notwithstanding anything contained herein to the contrary, the Purchaser and/or the Company (and Subsidiaries) may, by releasing the Seller from liability to him, her or it with respect to such Claim, take over and assume the settlement and defense of any Claim.

8.7 Setoff: Notwithstanding anything contained herein to the contrary, and as a non-exclusive alternative to the right of the Purchaser to indemnification hereunder, and in addition to all other remedies provided by law, but subject to the provisions hereof, the Purchaser has the absolute and unconditional right to set off the amount of any Claim against unpaid installments of the cash portion of the Purchase Price as they become due under Section 1.3(b), above. If the disposition of any Claim results in a payment being made by the Company (and Subsidiaries) or by the Purchaser of cash or other evidence of value, such setoff shall be accomplished by a reduction in the amount of the next due installment, and thereafter of each succeeding installment, until the amount of such setoff has been deducted in full.

In the event that the Purchaser claims to be entitled to assert a right of setoff hereunder, it shall so notify the Seller not less than 15 days prior to the due date of any Purchase Price against which such setoff is asserted. Such notice shall set forth the nature and the amount of the Claim which is the basis of the asserted setoff. If within 10 days of the giving of such notice, the Seller shall notify the Purchaser that the Seller does not agree with the amount or validity of the Claim, and if the amount and validity of the Claim has not theretofore been determined by a final order of a court of competent jurisdiction, then at the time the payment to the Seller against which the right of setoff is asserted becomes due, the Purchaser shall deposit the amount of the asserted setoff with an escrow agent mutually acceptable to the parties. If the parties are unable to agree on a mutually acceptable escrow agent, each party shall choose an escrow agent, ant the two escrow agents shall then choose a third escrow agent to serve as escrow agent hereunder. Any such deposit by Purchaser shall be deemed to constitute the fulfillment of its obligation to make payment to the Seller of the amount so deposited, and conversely, any failure to make such deposit shall be deemed a default under Section 1.3(b).

ARTICLE 9

LIQUIDATED DAMAGES

PURCHASER AND SELLER HEREBY ACKNOWLEDGE THAT, IN THE EVENT THAT THE TRANSACTIONS CONTEMPLATED HEREIN FAIL TO CLOSE BY REASON OF PURCHASER’S DEFAULT HEREUNDER, IT WOULD BE IMPRACTICAL AND EXTREMELY DIFFICULT TO ESTIMATE THE DAMAGES SELLER MAY SUFFER OR INCUR IN SUCH EVENT. ACCORDINGLY, PURCHASER AND SELLER HEREBY AGREE THAT CONSIDERING ALL OF THE CIRCUMSTANCES EXISTING AT THE EXECUTION OF THIS AGREEMENT, A REASONABLE ESTIMATE OF THE TOTAL DETRIMENT THAT SELLER WOULD SUFFER IN THE EVENT THAT THIS TRANSACTION FAILS TO CLOSE BY REASON OF PURCHASER’S DEFAULT IS AN SHALL BE AN AMOUNT EQUAL TO $100,000. SAID AMOUNT SHALL REPRESENT THE FULL, AGREED, AND LIQUIDATED DAMAGES TO WHICH SELLER IS ENTITLED BY REASON OF PURCHASER’S DEFAULT AND SELLER HEREBY AGREES AND EXPRESSLY WAIVES ANY AND ALL OTHER CLAIMS TO DAMAGES OR OTHER REMEDIES (WHETHER AT LAW OR IN EQUITY).

ARTICLE 10

MISCELLANEOUS PROVISIONS

10.1 Notices: All notices or other communications required or permitted to be given pursuant to this Agreement shall be in writing and shall be made by: (i) certified mail, return receipt requested; (ii) Federal Express, Express Mail, or similar overnight delivery or courier service; or (iii) delivery (in person or by facsimile or similar telecommunication transmission) to the party to whom it is to be given, to the address appearing in the preamble to this Agreement or to such other address as any party hereto may have designated by written notice forwarded to the other party in accordance with the provisions of this Section. Any notice or other communication given by certified mail shall be deemed given at the time of certification thereof, except for a notice changing a party’s address which shall be deemed given at the time of receipt thereof. Any notice given by other means permitted by this Section shall be deemed given at the time of receipt thereof.

10.2 Binding Agreements; Non-Assignability: Each of the provisions and agreements herein contained shall be binding upon and inure to the benefit of the personal representatives, heirs, devisees, successors and assigns of the respective parties hereto; but none of the rights or obligations attaching to either party hereunder shall be assignable.

10.3 Entire Agreement: This Agreement, and the other documents referenced herein, constitute the entire understanding of the parties hereto with respect to the subject matter hereof, and no amendment, modification or alteration of the terms hereof shall be binding unless the same be in writing, dated subsequent to the date hereof and duly approved and executed by each party.

10.4 Severability: Every provision of this Agreement is intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatever, such illegality or invalidity shall not affect the validity of the remainder of this Agreement.

10.5 Headings: The headings of this Agreement are inserted for convenience and identification only, and are in no way intended to describe, interpret, define or limit the scope, extent or intent hereof.

10.6 Application of Tennessee Law; Jurisdiction: This Agreement, and the application or interpretation thereof, shall be governed exclusively by its terms and by the laws of the State of Tennessee. The parties agree that, irrespective of any wording that might be construed to be in conflict with this paragraph, this Agreement is one for performance in Tennessee. The parties to this Agreement agree that they waive any objection, constitutional, statutory or otherwise, to a Tennessee court’s taking jurisdiction of any dispute between them.

10.7 Counterparts: This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

10.8 Legal Fees and Costs: If a legal action is initiated by any party to this Agreement against another, arising out of or relating to the alleged performance or non-performance of any right or obligation established hereunder, or any dispute concerning the same, any and all fees, costs and expenses reasonably incurred by each successful party or his or its legal counsel in investigating, preparing for, prosecuting, defending against, or providing evidence, producing documents or taking any other action in respect of, such action shall be the joint and several obligation of and shall be paid or reimbursed by the unsuccessful party(ies).

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

“SELLER”:

Don R. Logan, Sr.

Barrie Logan

“PURCHASER”:

BAD TOYS, INC.

By:
Larry N. Lunan, President

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